Jorge Gomez	6/24/2019
Delivery Via: E-mail

Dear Jorge:
On behalf of Dentsply Sirona, I am pleased to offer you the role of Executive Vice President, Chief Financial Officer, located in Charlotte, NC, subject to approval of our Board of Directors. In this position you will report directly to me. Your start date in this role will be August 1, 2019, or such other date as we may mutually agree upon.
You will find that Dentsply Sirona is a great place to work. The Company is recognized for its innovation, clinical education, and R&D, and has been producing industry leading products for decades. At Dentsply Sirona, our most important asset is our people, who enable us to provide advanced and safer dental solutions to patients, dental professionals, and labs around the globe. We envision you becoming an integral member of the team; we value your experience and hope to leverage it in assisting us with furthering our strategic goals. You will find we work hard to bring out the best in our people through professional development and growth opportunities in a high performance empowering culture.
Your offer details covering compensation and benefit overview are below.
•Compensation:
◦Base Salary: Your salary will be payable bi-weekly at a rate of $27,884.62, the annual equivalent of $725,000 and will be paid in accordance with Dentsply Sirona’s standard payroll practices.
◦Signing Bonus: We are also offering you a signing bonus of $500,000, which you will receive after you begin employment with Dentsply Sirona. This signing bonus will be subject to the terms and conditions in the attached Repayment Agreement.
◦Make Whole Cash Payment: The Company will also pay $600,000 in a cash lump-sum amount. If voluntary termination occurs before the first anniversary of the start date, the Make Whole Cash Payment shall be repaid to the Company, but it shall otherwise not be subject to disgorgement in any circumstances.
◦You will be eligible to participate in the Dentsply Sirona Annual Incentive Plan (AIP) for key employees. The plan is designed to encourage achievement of important business objectives. You will be eligible to be considered for an incentive payout early in 2020 based upon 2019 results, and such amount will be prorated based on your start date with the Company for 2019. Your target annual incentive payout for a full year in the AIP program will be 75% of base pay.
◦You will be eligible to be considered for an annual equity award with a target expected value of $2,100,000. All equity awards and amounts are subject to the sole and absolute discretion of the Human Resources Committee and/or the Chief Executive Officer, and therefore cannot be guaranteed.
◦You will be eligible to be considered for a one-time equity grant having a notational value of up to $3,000,000 (valued at the date of grant) in the form of 100% restricted stock units, vesting 1/3 per year over a three-year period. All equity awards are subject to the sole and absolute discretion of the Human Resources Committee and/or the Chief Executive Officer.
◦You will be eligible to be considered for a one-time award of Performance Restricted Stock Units (“PRSUs”) having a target expected value of $3,500,000 (valued at the date of the grant), as part of and subject to the conditions of the Performance Equity Operating Margin Improvement Program. All equity awards are subject to the sole and absolute discretion of the Human Resources Committee and/or the Chief Executive Officer.
•Benefits:
◦Benefits: You will have the option of enrolling in our excellent benefit program, which includes health, dental, disability and life insurance. In addition, we offer an exciting 401(k) plan and Retirement Plan, of which details will be provided.

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◦Relocation: You are also eligible for our executive relocation benefits.
•Severance
◦If your employment is terminated by the Company without Cause, you would receive one year’s worth of your base salary, one year bonus at target and the cost of medical and dental benefits (if your benefits are provided by the Company at that time) for up to 12 months following your termination date, subject to your execution of a release of claims in favor of the Company and the Company’s other terms and conditions.

The above offer is contingent on your ability to perform the essential functions of the job with or without reasonable accommodations, satisfactory results of a pre-employment background check and drug screen, and verification of your credentials and of your employment eligibility. Further, in accordance with the Immigration Reform and Control Act of 1986, all new employees are required to provide documents as outlined on the Form I-9 within the first 3 working days substantiating their U.S. citizenship or permanent residence of work authorization status (in the case of an alien).
In addition, our expectation is that you are under no contractual or other restrictions which would prevent you from accepting employment with us or working with or calling on any of our customers, and that you did not engage in any conduct that would have otherwise violated your duties and obligations to your prior employer. We also expect that you will continue to comply with any restrictions that may apply to you regarding the recruitment of employees or solicitation of customers of your former employer.
Nothing in this offer letter or in any prior or subsequent communications to you shall in any way create an expressed or implied employment contract with you for a specific term. Rather, your employment with Dentsply Sirona is and will be at the will of the Company, and you, in turn, may likewise leave your employment with Dentsply Sirona at any time.
Attached is our Confidentiality and Non-Competition agreement which is an integral part of this offer of employment. To accept this offer, you must also agree to the conditions of the agreement.
Please confirm your acceptance of this offer by acknowledging where indicated, and returning with a signed copy of the enclosed Confidentiality and Non-Competition agreement, to Maureen MacInnis, Chief Human Resources Officer & Communications at Maureen.MacInnis@dentsplysirona.com. This offer will remain open until Monday, July 1, 2019. Upon your signing of the offer and agreement, we will finalize a start date.
Congratulations on your offer; we are excited to have you joining the team. I have every confidence that you will make a significant contribution to the ongoing success of Dentsply Sirona and I look forward to working with you.

Sincerely,

/s/ Don Casey
Don Casey
Chief Executive Officer
Dentsply Sirona

Accepted by:	/s/ Jorge Gomez	June 27, 2019
	Jorge Gomez	Date